UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Plumtree Software, Inc.

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Filed by Plumtree Software, Inc.

Pursuant to Rule 14a-12 Under

the Securities Exchange Act of 1934

Subject Company: Plumtree Software, Inc.

Commission File No.: 001-31344

The following communication was distributed by John Kunze, President and Chief Executive Officer of Plumtree Software, Inc., to the employees of Plumtree Software, Inc. on August 22, 2005.

Hi Everyone,

This afternoon at 1:05 PM PDT Plumtree announced that it entered into an agreement to be acquired by BEA Systems. I am certain that this news comes as a surprise to many, so I wanted to take this opportunity to share with you my feelings on the strategic nature of this activity. In addition to this note, we will be joined by BEA executives at a company meeting that is scheduled for later today to discuss this news and to answer questions you might have.

Plumtree is a unique company. We invented a market, became the technology leader, and built a great company. We managed a turnaround in our business and took a declining business back into a growth business. By most industry standards, we achieved greatness. We achieved greatness due to our innovative and open products, our customer focus, and our employees and corporate culture. BEA, like our nearly 25 million users, believes in the strategic value of our products, employees, and customers. Recently BEA launched a product and marketing strategy in the service oriented composite applications market which has at its core a vision that complements our own vision. This strategy will leverage our technical innovations by bringing them to the broadest possible audience. Combining Plumtree technology and innovation with BEA’s core product offerings will enable both companies to more effectively compete in our changing marketplace. When this acquisition closes, BEA will be a leading provider of the most open, extensible and standards-based J2EE, .Net, and Service Oriented platform in the industry, and will be uniquely positioned as the single source of software with the ability to integrate heterogeneous systems for both transactional and collaborative portal and application solutions.

We believe in the strategic product and customer synergies. We also know that the buying environment continues to be challenging, especially for small companies. Scale is becoming a critical success factor. BEA has 15,000 customers, 1,300 solutions partners, and is a $1 billion company. We believe this acquisition is going to be very positive for our employees, customers, and shareholders because of both strategic fit and scale.

In the time between this announcement and when the combination closes, approximately two months from now, we will continue to operate as a stand-alone company. We plan to continue running the business on our plan. We will continue to build all planned products, including the G6 release this quarter. We will continue all marketing campaigns, lead generation, and selling efforts. We will continue to service and support all of our customers. We will continue to stay focused on our operating plan and to deliver against our objectives. I expect all of you to digest the news of this acquisition, ask questions and engage in dialog with management, then continue with your daily work.

BEA’s stated intent is to run Plumtree as part of a new product unit. Our expectation is that this unit will be complete with its own development, marketing, sales, services, support, and G&A functions. BEA’s Chief Technology Officer, Mark Carges, and I will lead activities supporting the combination. We know that you will have a lot of questions and we are committed to providing answers as soon as possible. Typical to these transactions, because of the relevant regulations, it is not possible to address all questions at this time. We are committed to answering questions as completely as possible, and as soon as possible, now that we have made this announcement. Our first step will be to circulate a FAQ so you can see the questions we intend to answer over time and to solicit your direct input to ensure we provide the information most important to you. If you would like to add questions we have missed, please send them to Traunza.

Please join us at 3:30 pm PDT today in Café Plum or via web conference for more information. Dial in and web access information is below. In addition, we will hold departmental meetings over the next few days with each group to initiate dialogue and respond to your questions.

Please join me in making this a grand success.

- John

Monday, August 22, 2005

3:30 – 4:30 p.m.

Café Plum, 500 Sansome

Subject: Monday Meeting

Meeting URL: https://www.livemeeting.com/cc/plumtree/join

Meeting ID: Monday Meeting

Meeting Key: PLUM

Role: Attendee

Audio Conferencing (Toll): +44 (440) 2079068504

Audio Conferencing (Toll-free): +1 (866) 794-2602

Participant Code: 891664

Additional Information and Where to Find It

Plumtree has agreed to file a proxy statement in connection with the proposed acquisition with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PLUMTREE SOFTWARE AND THE PROPOSED TRANSACTION. The proxy statement will be mailed to the stockholders of Plumtree. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by going to Plumtree’s Investor Relations page on its corporate website at www.plumtree.com.

In addition, Plumtree and its officers and directors may be deemed to be participants in the solicitation of proxies from Plumtree’s stockholders with respect to the acquisition. A description of any interests that Plumtree’s officers and directors have in the acquisition will be available in the proxy statement. In addition, BEA may be deemed to be participating in the solicitation of proxies from Plumtree’s stockholders in favor of the approval of the acquisition. Information concerning BEA’s directors and executive officers is set forth in BEA’s proxy statements for its 2005 annual meeting of stockholders, which was filed with the SEC on May 16, 2005, and annual report on Form 10-K filed with the SEC on April 18, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to BEA’s Investor Relations page on its corporate website at www.bea.com.

Forward Looking Statements

The filing may contain forward-looking statements, including statements regarding actions to be taken by Plumtree Software during the pending of the merger, the completion of the merger and the benefits and synergies of the merger. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including the possibility that, prior to the closing of the merger, Plumtree Software’s business could suffer due to market uncertainty relating to the merger, the closing of the merger may not occur or be delayed, or that the benefits and synergies of the merger may not be realized. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Plumtree Software’s periodic filings with the Securities and Exchange Commission, including Plumtree Software’s quarterly report on Form 10-Q for the quarter ended June 30, 2005 and Plumtree Software’s annual report on Form 10-K for the year ended December 31, 2004. Plumtree Software undertakes no obligation to update the forward-looking statements.